Exhibit 21.1

SUBSIDIARIES OF MARVELL

Subsidiary	Jurisdiction of Organization
Marvell UK Limited	United Kingdom
Marvell Asia Pte Ltd	Singapore
Marvell Hong Kong Limited	Hong Kong
Marvell International Ltd.	Bermuda
Marvell Japan K.K.	Japan
Marvell Technology Japan Y.K.	Japan
Marvell Semiconductor, Inc.	California, United States
Marvell Semiconductor Israel Ltd.	Israel
Marvell Semiconductor Korea, Ltd.	Korea
Marvell T.I. Ltd.	Israel
Marvell Taiwan Ltd.	Taiwan
Marvell Technology, Inc.	Delaware, United States
Marvell World Trade Ltd.	Barbados
Marvell Software Solutions Israel, Ltd. (formerly Radlan Computer Communications Ltd.)	Israel
SysKonnect Inc.	California, United States
Marvell Semiconductor Germany GmhH (formerly SKG)	Germany
Marvell Technology (Beijing) Co., Ltd.	China
Marvell Italia S.r.l.	Italy
Marvell Switzerland S.A.R.L.	Switzerland
Marvell India Private Limited	India
Marvell International Technology Ltd.	Bermuda
Marvell Semiconductor Sdn. Bhd.	Malaysia
Marvell Canada Corporation	Canada
Marvell Semiconductor India Private Limited	India
Avago Technologies Imaging IP (Singapore) Pte., Ltd.	Singapore
Avago Technologies Imaging (U.S.A.), Inc.	Delaware, United States
Marvell Semiconductor, Ltd.	Delaware, United States
Marvell Netherlands, B.V.	Netherlands
Avago Technologies Imaging Hungary KFT	Hungary
Marvell DSPC Ltd.	Israel
Marvell Technology (Shanghai) Co., Ltd.	China
Zenographics, Inc.	California, United States